Exhibit 5.3

CONSENT OF EXPERT

We hereby consent to the use of the technical report of CM Solutions (Pty) Ltd. entitled "Updated Mineral Resource Estimate for the Buckreef Gold Mine Project, Tanzania, East Africa," with an effective date of May 15, 2020, incorporated by reference to this Registration Statement, and to the reference of us as an expert in the prospectus, which is part of this Registration Statement.

CM SOLUTIONS (PTY) LTD.

/s/ Frank Crundwell

Frank Crundwell

Dated: December 18, 2024